                                                                     Exhibit 11

11. Statement re computation of per share earnings

                                                    FIRST QUARTER ENDED     FIRST QUARTER ENDED
                                                     DECEMBER 31, 2000       DECEMBER 31, 1999
                                                     -----------------       -----------------

Net income in thousands                                     $     6,901             $     3,510


Weighted average shares outstanding                          15,574,631              14,188,578

Assumed exercise of stock options,
  weighted average of incremental shares                        908,897               1,040,244

Assumed purchase of stock under stock
  purchase plan, weighted average                                87,181                  62,636
                                                                 ------                  ------

Diluted shares - adjusted weighted-average
 shares and assumed conversions                              16,570,709              15,291,458
                                                             ==========              ==========


Basic earnings per share                                    $      0.44             $      0.25

Diluted earnings per share                                  $      0.42             $      0.23